EXHIBIT 99.1

Steelcase Reports First Quarter Fiscal 2025 Results

  Orders grew 8% compared to prior year with 10% growth in the Americas
  Operating income improved by $10 million compared to prior year driven by International
  Strong second quarter outlook driven by education and large corporate customers
  First half outlook reflects pace towards higher end of full year income targets

GRAND RAPIDS, Mich., June 20, 2024 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported first quarter revenue of $727.3 million, net income of $10.9 million, or $0.09 per share, and adjusted earnings per share of $0.16. In the prior year, Steelcase reported revenue of $751.9 million, net income of $1.5 million, or $0.01 per share, and adjusted earnings per share of $0.09.

Revenue decline and order growth compared to the prior year were as follows:

	Q1 2025 vs. Q1 2024
	Revenue Decline	Organic Revenue Decline	Organic Order Growth

Americas	(3)%	(1)%	10%
International	(3)%	(2)%	2%
Steelcase Inc.	(3)%	(1)%	8%

Revenue decreased 3 percent in the first quarter compared to the prior year, with a 3 percent decline in both the Americas and International. On an organic basis, revenue decreased 1 percent, with a 1 percent decline in the Americas and a 2 percent decline in International. The Americas revenue was impacted by a lower beginning backlog compared to the prior year (which was affected by supply chain disruptions and extended delivery timeframes), partially offset by order growth.

Orders (adjusted for the impact of a divestiture and currency translation effects) grew 8 percent in the first quarter compared to the prior year, including 10 percent growth in the Americas and 2 percent growth in International. The order growth in the Americas was primarily driven by project business with large corporate customers and our education business. The order growth in International was driven by 4 percent growth in EMEA, partially offset by a 3 percent decline in Asia Pacific. The growth in EMEA reflected growth in most markets and a decline in Germany, and the decline in Asia Pacific included declines in most markets partially offset by strong growth in India.

“We are pleased with our first quarter results, which reflected higher than expected adjusted earnings improvement and 10% order growth in the Americas,” said Sara Armbruster, president and CEO. “Similar to the prior two quarters, our order growth was driven by our large corporate customers, as companies make investments in their office space to support the transformation of work and other workplace strategies. Additionally, we're excited about our education business, which delivered strong first quarter order growth at the start of the peak education season.”

Operating income (loss) and adjusted operating income (loss) were as follows:

	Operating income (loss)		Adjusted operating income (loss)
	(Unaudited)		(Unaudited)
	Three months ended		Three months ended
	May 24, 2024	May 26, 2023	May 24, 2024	May 26, 2023
Americas	$18.5	$19.8	$25.9	$24.2
International	(0.9)	(12.5)	2.3	(4.5)
	$17.6	$7.3	$28.2	$19.7

Operating income of $17.6 million in the first quarter represented an increase of $10.3 million compared to the prior year, and adjusted operating income of $28.2 million in the first quarter represented an increase of $8.5 million compared to the prior year. The increase was primarily due to gross margin improvement, partially offset by the impact of lower volume.

The company recorded $6.3 million of restructuring costs in the first quarter, which included $4.3 million of costs in the Americas related to cost improvement initiatives and $2.0 million of costs in International related to the closure of a distribution center and other efforts to improve operational effectiveness.

“Our International segment delivered nearly $7 million of year-over-year improvement in adjusted operating results despite lower revenue, driven in part by the benefits from our prior year restructuring actions,” said Dave Sylvester, senior vice president and CFO. “Our teams have continued to make adjustments to lower our cost structure in certain International markets as we manage through the current demand environment.”

Gross margin of 32.2 percent in the first quarter included $7.0 million of restructuring costs compared to $1.4 million of restructuring costs in the first quarter of the prior year. Excluding restructuring costs, gross margin improved 180 basis points compared to the prior year driven by pricing benefits, partially offset by the impacts of lower volume.

Operating expenses of $217.5 million in the first quarter represented a decrease of $3.1 million compared to the prior year. The decrease was driven by $7.0 million of lower spending in various functional areas and employee costs in International and $4.3 million from a divestiture, partially offset by $3.7 million of higher variable compensation expense and $3.4 million of higher information technology costs primarily related to the company's business transformation initiative.

The company recorded income tax expense of $3.2 million in the first quarter, which represented an effective tax rate of approximately 23 percent and included $0.5 million of discrete tax benefits.

Total liquidity, which is comprised of cash and cash equivalents, short-term investments and the cash surrender value of company-owned life insurance, aggregated to $377.8 million at the end of the first quarter, and represented an increase of $177.9 million compared to the prior year. Total debt was $446.5 million. Trailing four quarter adjusted EBITDA of $273.6 million (or 8.7 percent of revenue) represented an increase of 17 percent compared to the prior year.

During the first quarter, the company repurchased 1.5 million shares of its Class A Common Stock under its repurchase authorization for a total cost of $18.7 million. A total of $87.7 million remained under the company's share repurchase authorization at the end of the first quarter.

The Board of Directors has declared a quarterly cash dividend of $0.10 per share, to be paid on or before July 15, 2024, to shareholders of record as of July 3, 2024.

Outlook

At the end of the first quarter, the company’s backlog was approximately $764 million, which was 1 percent higher than the prior year. The company expects second quarter fiscal 2025 revenue to be in the range of $850 to $875 million. The company reported revenue of $854.6 million in the second quarter of fiscal 2024. The projected revenue range translates to a decline of 1 percent to growth of 2 percent compared to the prior year, or organic growth of 1 to 4 percent.

The company expects to report earnings per share of between $0.33 to $0.37 for the second quarter of fiscal 2025 and adjusted earnings per share of between $0.36 to $0.40. The company reported earnings per share of $0.23 and adjusted earnings per share of $0.31 in the second quarter of fiscal 2024.

The second quarter estimates include:

  gross margin of approximately 35 percent,
  projected operating expenses of between $240 to $245 million, which includes $4.3 million of amortization of purchased intangible assets, projected interest expense, net of investment income and other income, net, of approximately $3 million and a projected effective tax rate of 27 percent.

“In March, we communicated our financial targets for fiscal 2025, which included organic revenue growth of 1 to 5 percent compared to fiscal 2024, adjusted operating income of between $150 to $175 million and adjusted earnings per share of between $0.85 to $1.00," said Dave Sylvester. “With the strength of our first quarter results and second quarter outlook, we have increased confidence of achieving our targets and potentially reaching the higher end of the range for our income targets assuming relatively stable macroeconomic and geopolitical environments.”

“I'm encouraged by the number of customers from around the world we met with at the recent NeoCon trade show who are looking to us for help to energize and rejuvenate their offices,” said Sara Armbruster. “We believe our solutions are resonating as evidenced by our continued strong win rates and three consecutive quarters of year-over-year order growth.”

Business Segment Results
(in millions)

	(Unaudited)
	Three Months Ended
	May 24, 2024	May 26, 2023	% Change

Revenue
Americas (1)	$554.4	$572.8	(3)%
International (2)	172.9	179.1	(3)%
	$727.3	$751.9	(3)%

Revenue mix
Americas	76.2%	76.2%
International	23.8%	23.8%

Operating income (loss)
Americas	$18.5	$19.8
International	(0.9)	(12.5)
	$17.6	$7.3

Operating margin	2.4%	1.0%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a comprehensive portfolio of furniture, architectural, textile and surface imaging products that are marketed to corporate, government, healthcare, education and retail customers primarily through the Steelcase, AMQ, Coalesse, Designtex, HALCON, Orangebox, Smith System and Viccarbe brands.
  The International segment serves customers in EMEA and Asia Pacific with a comprehensive portfolio of furniture and architectural products that are marketed to corporate, government, healthcare, education and retail customers primarily through the Steelcase, Coalesse, Orangebox, Smith System and Viccarbe brands.

QUARTER OVER QUARTER ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q1 2025 vs. Q1 2024
(Unaudited)
	Steelcase Inc.	Americas	International

Q1 2024 revenue	$751.9	$572.8	$179.1
Divestiture	(12.4)	(12.4)	—
Currency translation effects	(3.1)	(0.2)	(2.9)
Q1 2024 revenue, adjusted	$736.4	$560.2	$176.2

Q1 2025 revenue	$727.3	$554.4	$172.9
Organic growth (decline) $	$(9.1)	$(5.8)	$(3.3)
Organic growth (decline) %	(1)%	(1)%	(2)%

ADJUSTED EARNINGS PER SHARE
(Unaudited)	(Unaudited)
	Three Months Ended
	May 24, 2024	May 26, 2023
Earnings per share	$0.09	$0.01
Amortization of purchased intangible assets, per share	0.04	0.04
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)
Restructuring costs, per share	0.05	0.07
Income tax effect of restructuring costs, per share	(0.01)	(0.02)
Adjusted earnings per share	$0.16	$0.09

ADJUSTED EBITDA
(Unaudited)
	Three Months Ended				Trailing Four Quarters Ended
	August 25, 2023	November 24, 2023	February 23, 2024	May 24, 2024	May 24, 2024
Net income	$27.5	$30.8	$21.3	$10.9	$90.5
Income tax expense	9.5	9.8	5.3	3.2	27.8
Interest expense	6.6	6.4	6.3	6.2	25.5
Depreciation and amortization	21.3	21.1	20.8	20.2	83.4
Share-based compensation	4.2	3.4	3.6	14.5	25.7
Restructuring costs	7.9	2.1	4.4	6.3	20.7
Adjusted EBITDA	$77.0	$73.6	$61.7	$61.3	$273.6

Revenue	$854.6	$777.9	$775.2	$727.3	$3,135.0
Adjusted EBITDA as a percentage of revenue	9.0%	9.5%	8.0%	8.4%	8.7%

ADJUSTED EBITDA
(Unaudited)
	Three Months Ended				Trailing Four Quarters Ended
	August 26, 2022	November 25, 2022	February 24, 2023	May 26, 2023	May 26, 2023
Net income	$19.6	$11.4	$15.7	$1.5	$48.2
Income tax expense	6.8	5.2	8.7	1.4	22.1
Interest expense	7.2	7.6	7.2	6.6	28.6
Depreciation and amortization	23.5	23.5	22.8	20.4	90.2
Share-based compensation	3.1	2.1	3.6	13.7	22.5
Restructuring costs	0.5	10.6	3.9	8.1	23.1
Adjusted EBITDA	$60.7	$60.4	$61.9	$51.7	$234.7

Revenue	$863.3	$826.9	$801.7	$751.9	$3,243.8
Adjusted EBITDA as a percentage of revenue	7.0%	7.3%	7.7%	6.9%	7.2%

PROJECTED ORGANIC REVENUE GROWTH
Q2 2025 vs. Q2 2024
Steelcase Inc.

Q2 2024 revenue	$854.6
Divestiture	(12.2)
Currency translation effects	(2.3)
Q2 2024 revenue, adjusted	$840.1

Q2 2025 revenue, projected	$850 - 875
Organic growth $	$10 - 35
Organic growth %	1 - 4%

PROJECTED ADJUSTED EARNINGS PER SHARE
	Three Months Ended
	August 23, 2024	August 25, 2023
Earnings per share	$0.33 - 0.37	$0.23
Amortization of purchased intangible assets, per share	0.04	0.03
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)
Restructuring costs, per share	—	0.07
Income tax effect of restructuring costs, per share	—	(0.01)
Adjusted earnings per share	$0.36 - 0.40	$0.31

Steelcase Inc.
	(Unaudited)
	Three Months Ended
	May 24, 2024		May 26, 2023
Revenue	$727.3	100.0%	$751.9	100.0%
Cost of sales	485.9	66.8	515.9	68.6
Restructuring costs	7.0	1.0	1.4	0.2
Gross profit	234.4	32.2	234.6	31.2
Operating expenses	217.5	29.9	220.6	29.3
Restructuring costs (benefits)	(0.7)	(0.1)	6.7	0.9
Operating income	17.6	2.4	7.3	1.0
Interest expense	(6.2)	(0.8)	(6.6)	(0.9)
Investment income	2.4	0.3	0.5	0.1
Other income, net	0.3	—	1.7	0.2
Income before income tax expense	14.1	1.9	2.9	0.4
Income tax expense	3.2	0.4	1.4	0.2
Net income	$10.9	1.5%	$1.5	0.2%

Operating income	$17.6	2.4%	$7.3	1.0%
Amortization of purchased intangible assets	4.3	0.6	4.3	0.5
Restructuring costs	6.3	0.9	8.1	1.1
Adjusted operating income	$28.2	3.9%	$19.7	2.6%

Americas
	(Unaudited)
	Three Months Ended
	May 24, 2024		May 26, 2023
Revenue	$554.4	100.0%	$572.8	100.0%
Cost of sales	364.9	65.8	388.6	67.8
Restructuring costs	4.1	0.8	0.6	0.1
Gross profit	185.4	33.4	183.6	32.1
Operating expenses	166.7	30.1	163.1	28.5
Restructuring costs	0.2	—	0.7	0.1
Operating income	18.5	3.3	19.8	3.5
Amortization of purchased intangible assets	3.1	0.6	3.1	0.5
Restructuring costs	4.3	0.8	1.3	0.2
Adjusted operating income	$25.9	4.7%	$24.2	4.2%

International
	(Unaudited)
	Three Months Ended
	May 24, 2024		May 26, 2023
Revenue	$172.9	100.0%	$179.1	100.0%
Cost of sales	121.0	70.0	127.3	71.1
Restructuring costs	2.9	1.7	0.8	0.4
Gross profit	49.0	28.3	51.0	28.5
Operating expenses	50.8	29.3	57.5	32.1
Restructuring costs (benefits)	(0.9)	(0.5)	6.0	3.4
Operating income (loss)	(0.9)	(0.5)	(12.5)	(7.0)
Amortization of purchased intangible assets	1.2	0.6	1.2	0.7
Restructuring costs	2.0	1.2	6.8	3.8
Adjusted operating income (loss)	$2.3	1.3%	$(4.5)	(2.5)%

Webcast
Steelcase will discuss first quarter results and business outlook on a conference call at 8:30 a.m. Eastern time.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of income, balance sheets or statements of cash flows of the company. The non-GAAP financial measures used are (1) organic revenue growth (decline), (2) adjusted operating income (loss), (3) adjusted earnings per share and (4) adjusted EBITDA. Pursuant to the requirements of Regulation G, the company has provided a reconciliation of each of the non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables above. These measures are supplemental to, and should be used in conjunction with, the most comparable GAAP measures. Management uses these non-GAAP financial measures to monitor and evaluate financial results and trends.

Organic Revenue Growth (Decline)
The company defines organic revenue growth (decline) as revenue growth (decline) excluding the impact of acquisitions and divestitures and foreign currency translation effects. Organic revenue growth (decline) is calculated by adjusting prior year revenue to include revenues of acquired companies prior to the date of the company's acquisition, to exclude revenues of divested companies and to use current year average exchange rates in the calculation of foreign-denominated revenue. The company believes organic revenue growth (decline) is a meaningful metric to investors as it provides a more consistent comparison of the company's revenue to prior periods as well as to industry peers.

Adjusted Operating Income (Loss) and Adjusted Earnings Per Share
The company defines adjusted operating income (loss) as operating income (loss) excluding amortization of purchased intangible assets and restructuring costs. The company defines adjusted earnings per share as earnings per share excluding amortization of purchased intangible assets and restructuring costs, net of related income tax effects.

Amortization of purchased intangible assets: The company may record intangible assets (such as backlog, dealer relationships, trademarks, know-how and designs and proprietary technology) when it acquires companies. The company allocates the fair value of purchase consideration to net tangible and intangible assets acquired based on their estimated fair values. The fair value estimates for these intangible assets require management to make significant estimates and assumptions, which include the useful lives of intangible assets. The company believes that adjusting for amortization of purchased intangible assets provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Restructuring costs: Restructuring costs may be recorded as the company's business strategies change or in response to changing market trends and economic conditions. The company believes that adjusting for restructuring costs, which are primarily associated with business exit and workforce reduction costs, provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Adjusted EBITDA
The company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization ("EBITDA") adjusted to exclude share-based compensation and restructuring costs. The company believes adjusted EBITDA provides investors with useful information regarding the operating profitability of the company as well as a useful comparison to other companies. EBITDA is a measurement commonly used in capital markets to value companies and is used by the company's lenders and rating agencies to evaluate its performance. The company adjusts EBITDA for share-based compensation as it represents a significant non-cash item which impacts its earnings. The company also adjusts EBITDA for restructuring costs to provide a more consistent comparison of its earnings to prior periods as well as to industry peers.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project," "target” or other similar words, phrases or expressions. Although the company believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements and vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About Steelcase Inc.

Established in 1912, Steelcase is a global design, research and thought leader in the world of work. We help people do their best work by creating places that work better. Along with more than 30 creative and technology partner brands, we design and manufacture furnishings and solutions for the many places where work happens — including learning, health and work from home. Our solutions come to life through our community of expert Steelcase dealers in approximately 770 locations, as well as our online Steelcase store and other retail partners. Founded in Grand Rapids, Michigan, Steelcase is a publicly traded company with fiscal year 2024 revenue of $3.2 billion. With approximately 11,300 global employees and our dealer community, we come together for people and the planet — using our business to help the world work better.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended
	May 24, 2024	May 26, 2023
Revenue	$727.3	$751.9
Cost of sales	485.9	515.9
Restructuring costs	7.0	1.4
Gross profit	234.4	234.6
Operating expenses	217.5	220.6
Restructuring costs (benefits)	(0.7)	6.7
Operating income	17.6	7.3
Interest expense	(6.2)	(6.6)
Investment income	2.4	0.5
Other income, net	0.3	1.7
Income before income tax expense	14.1	2.9
Income tax expense	3.2	1.4
Net income	$10.9	$1.5

Earnings per share:
Basic	$0.09	$0.01
Diluted	$0.09	$0.01
Weighted average shares outstanding - basic	118.4	117.9
Weighted average shares outstanding - diluted	119.1	118.4

Dividends declared and paid per common share	$0.100	$0.100

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	May 24, 2024	February 23, 2024
ASSETS
Current assets:
Cash and cash equivalents	$173.2	$318.6
Short-term investments	35.7	—
Accounts receivable, net of allowance of $5.8 and $6.2	324.5	338.3
Inventories, net	247.6	231.0
Prepaid expenses	39.5	31.9
Other current assets	41.7	39.6
Total current assets	862.2	959.4

Property, plant and equipment, net of accumulated depreciation of $1,126.6 and $1,119.2	348.2	352.9
Company-owned life insurance ("COLI")	168.9	166.9
Deferred income taxes	115.2	115.8
Goodwill	274.7	274.8
Other intangible assets, net of accumulated amortization of $119.3 and $115.0	90.5	94.6
Investments in unconsolidated affiliates	55.5	55.7
Right-of-use operating lease assets	151.9	168.6
Other assets	60.3	48.0
Total assets	$2,127.4	$2,236.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$224.6	$211.3
Current operating lease obligations	41.7	45.1
Employee compensation	92.5	166.1
Employee benefit plan obligations	21.3	39.9
Accrued promotions	19.7	19.4
Customer deposits	47.4	44.8
Other current liabilities	87.9	80.5
Total current liabilities	535.1	607.1

Long-term liabilities:
Long-term debt	446.5	446.3
Employee benefit plan obligations	98.0	104.5
Long-term operating lease obligations	122.8	138.6
Other long-term liabilities	51.9	53.1
Total long-term liabilities	719.2	742.5
Total liabilities	1,254.3	1,349.6

Shareholders’ equity:
Additional paid-in capital	28.3	41.2
Accumulated other comprehensive income (loss)	(66.6)	(66.9)
Retained earnings	911.4	912.8
Total shareholders’ equity	873.1	887.1
Total liabilities and shareholders’ equity	$2,127.4	$2,236.7

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Three Months Ended
	May 24, 2024	May 26, 2023
OPERATING ACTIVITIES
Net income	$10.9	$1.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	20.2	20.4
Share-based compensation	14.8	14.0
Restructuring costs	6.3	8.1
Other	(0.9)	(1.3)
Changes in operating assets and liabilities:
Accounts receivable	13.6	11.3
Inventories	(16.7)	12.1
Cloud computing arrangements expenditures	(10.9)	—
Other assets	(10.8)	(3.2)
Accounts payable	11.6	11.3
Employee compensation liabilities	(81.7)	(49.1)
Employee benefit obligations	(25.9)	(19.3)
Accrued expenses and other liabilities	10.4	5.5
Net cash provided by (used in) operating activities	(59.1)	11.3

INVESTING ACTIVITIES
Capital expenditures	(12.1)	(11.7)
Purchases of short-term investments	(36.2)	—
Liquidations of short-term investments	0.5	—
Other	1.2	0.5
Net cash used in investing activities	(46.6)	(11.2)

FINANCING ACTIVITIES
Dividends paid	(12.3)	(12.1)
Common stock repurchases	(27.7)	(3.3)
Borrowings on global committed bank facility	—	67.2
Repayments on global committed bank facility	—	(67.2)
Repayments on note payable	—	(32.2)
Other	—	(2.7)
Net cash used in financing activities	(40.0)	(50.3)
Effect of exchange rate changes on cash and cash equivalents	0.1	(0.4)
Net decrease in cash, cash equivalents and restricted cash	(145.6)	(50.6)
Cash and cash equivalents and restricted cash, beginning of period (1)	325.9	97.2
Cash and cash equivalents and restricted cash, end of period (2)	$180.3	$46.6

(1)   These amounts include restricted cash of $7.3 and $6.8 as of February 23, 2024 and February 24, 2023, respectively.

(2)   These amounts include restricted cash of $7.1 and $6.4 as of May 24, 2024 and May 26, 2023, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims. The restricted cash balance is included as part of Other assets on the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Mike O'Meara
Investor Relations
ir@steelcase.com

Media Contact:
Brodie Bertrand
Corporate Communications
communications@steelcase.com

Source: Steelcase
SC-ERR